MacKenzie Partners, Inc.
156 Fifth Avenue
New York, New York 10010

Offer To Purchase For Cash
100%
of the
Outstanding Shares of Common Stock
(Including the Associated Common Stock Purchase Rights)
of
Cidco Incorporated
at
$0.36 Net Per Share in Cash
by
EarthLink Acquisition Sub, Inc.
a wholly-owned subsidiary of
EarthLink, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 A.M. MIDNIGHT,
NEW YORK CITY TIME, ON NOVEMBER 29, 2001, UNLESS THE OFFER IS EXTENDED.

October 31, 2001

  To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been appointed by EarthLink Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of EarthLink, Inc., a Delaware corporation ("Purchaser"), to act as Information Agent in connection with Purchaser's offer to purchase for cash 100% of the issued and outstanding shares of Cidco Incorporated, a Delaware corporation (the "Company"), common stock, $.01 par value per share (the "Common Stock"), inclusive of their respective associated Common Stock purchase rights (the "Rights" and together with the Common Stock, the "Shares"), at a price of $0.36 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 31, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients whose accounts you hold Shares in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) GREATER THAN 50% OF THE SHARES. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  Offer to Purchase, dated October 31, 2001;

    2.  Letter to Clients, which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    3.  Letter, dated October 31, 2001, from Paul G. Locklin, Chairman of the Board and Chief Executive Officer of the Company, to stockholders of the Company together with a solicitation/

recommendation statement on schedule 14D-9 filed with the Securities Exchange Commission by the Company and mailed to stockholders of the Company;

    4.  Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

    5.  Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis; and

    6.  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 29, 2001, UNLESS THE OFFER IS EXTENDED.

    Please note the following:

  1.
  You may tender Shares at a price of $0.36 per Share, net to you in cash, without interest.

  2.
  The Offer and withdrawal rights will expire at 12:00 A.M. MIDNIGHT, New York City time, on November 29, 2001, unless the Offer is extended.

  3.
  The Offer is for 100% of the Shares outstanding as of October 31, 2001.

  4.
  Tendering shareholders ("Holders") whose Shares are registered in their own name and who tender directly to American Stock Transfer & Trust Company, as Depositary (the "Depositary"), will not be obligated to pay any brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the Purchaser's purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 30.5% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

  5.
  The board of directors of the Company has unanimously approved the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 17, 2001, by and among Purchaser, a subsidiary of the Purchaser, and the Company and the transactions contemplated thereby, including the Offer, and determined that the Merger Agreement and Offer are fair to, advisable, and in the best interests of, the Holders, and recommends that the Holders consider accepting the Offer and tendering all or some of their Shares pursuant to the Offer.

  6.
  Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company, and if certificates evidencing the associated common stock purchase rights (the "Rights") have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by the Letter of Transmittal.

    Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares (or certificates for Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Information Agent and the Depositary as described in the Offer to Purchase. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Purchaser will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    In order to take advantage of the Offer, a properly completed and a duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees and any other required documents, should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    Holders of Shares whose certificate(s) for such shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary or who cannot complete the procedures for book-entry transfer before the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent, MacKenzie Partners, Inc., telephone: (800) 322-2885.

                      Very truly yours,

                      MacKenzie Partners, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.